EXHIBIT 99.1
National Western Life Group, Inc. Announces 2019 Second Quarter Earnings

Austin, Texas, August 7, 2019 ‑ Ross R. Moody, Chairman of the Board, President, and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today second quarter 2019 consolidated net earnings of $33.7 million, or $9.53 per diluted Class A common share, compared with consolidated net earnings of $32.5 million, or $9.18 per diluted Class A common share, for the second quarter of 2018. For the six months ended June 30, 2019, the Company reported consolidated net earnings of $73.9 million, or $20.90 per diluted Class A common share, compared with $59.3 million, or $16.78 per diluted Class A common share, a year ago. The Company's book value per share as of June 30, 2019 was $565.22.

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $34.0 million for the quarter ended June 30, 2019, or $9.62 per diluted Class A common share, compared to $30.3 million, or $8.58 per diluted Class A common share in the same period for 2018. For the six months ended June 30, 2019, earnings from operations increased 24% to $70.6 million from $56.7 million reported in the first six months of 2018. Mr. Moody commented on the earnings results saying, "We continue to see favorable trends in core business metrics, most notably in the areas of policy claim benefits and expense levels. Operating earnings are also benefiting this year from improved margins of investment returns above policy contract interest costs."

Total revenues, excluding gains and losses on investments and index options, increased 10% in the first six months of 2019 to $346.6 million from $314.5 million in the comparable period of 2018. Operating revenues, excluding investment and index options gains and losses, increased to $175.3 million in the quarter ended June 30, 2019 from $161.7 million in the second quarter of 2018. Mr. Moody indicated, "As expected, our first quarter acquisition of Ozark National Life and their affiliated broker-dealer has provided a nice boost to our top line results in addition to their contribution to earnings. Our focus now is on building the group's collective sales and marketing initiatives to add organic growth to the success of our acquisition efforts."

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company and Ozark National Life Insurance Company, stock life insurance companies in aggregate offering a broad portfolio of individual universal life, whole life and term insurance plans, as well as annuity products. At June 30, 2019, the Company maintained consolidated total assets of $12.6 billion, consolidated stockholders' equity of approximately $2.1 billion, and combined life insurance inforce of $24.1 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Group, Inc.
News Release - Page 2

Summary of Consolidated Operating Results (Unaudited)
(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues:
Revenues, excluding investment and index option gains (losses)	$175,282	161,670	346,560	314,471
Realized and unrealized gains (losses) on index options	17,828	10,292	59,830	(34,102)
Realized gains (losses) on investments	(425)	2,696	4,204	3,307
Total revenues	192,685	174,658	410,594	283,676

Earnings:
Earnings from operations	$34,032	30,336	70,573	56,728
Net realized gains (losses) on investments	(336)	2,130	3,321	2,613
Net earnings	33,696	32,466	73,894	59,341

Net earnings attributable to Class A shares	32,743	31,548	71,804	57,663

Basic Earnings Per Class A Share:
Earnings from operations	$9.62	8.58	19.96	16.04
Net realized gains (losses) on investments	(0.09)	0.60	0.94	0.74
Net earnings	9.53	9.18	20.90	16.78

Basic Weighted Average Class A Shares	3,436	3,436	3,436	3,436

Diluted Earnings Per Class A Share:
Earnings from operations	$9.62	8.58	19.96	16.04
Net realized gains (losses) on investments	(0.09)	0.60	0.94	0.74
Net earnings	9.53	9.18	20.90	16.78

Diluted Weighted Average Class A Shares	3,436	3,436	3,436	3,436

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nwlgi.com